EXHIBIT 99.1

AMERICANWEST BANCORPORATION
CONTACT:	Wes Colley	President and CEO
	Tim Cassels	Vice President and CFO
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION COMPLETES RECORD YEAR

SPOKANE, WA – January 29, 2004 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced that net income for the fourth quarter of 2003 increased to $3.5 million or $.36 per diluted share in comparison to $2.9 million or $.33 per diluted share as reported for the fourth quarter of 2002. For the year ending December 31, 2003 net income was $14.0 million or $1.47 per diluted share, compared to $10.9 million, or $1.21 per diluted share for the same period last year. Per share figures for 2003 have been adjusted for a 10% stock dividend issued February 14, 2003.

“2003 was a successful year for AmericanWest that included the integration of Bank of Latah, the opening of four new branches, and improved profitability,” said Wes Colley, President and CEO. “We are looking forward to 2004 as we explore opportunities to strengthen our profitability and continue our growth.”

Total assets at December 31, 2003 increased to $1.0 billion from $916.8 million at December 31, 2002. Loans rose to $863.7 million from $764.9 million at December 31, 2002. Deposits increased to $871.1 million at year-end 2003 compared to $766.3 million the year before.

Net interest income of $15.2 million for the fourth quarter of 2003 increased from $12.8 million in net interest income reported for the fourth quarter of 2002. Similarly, net interest income for the year ending December 31, 2003 increased to $56.8 million from $44.1 million for the same period last year. The increase in net interest income was due to the increase in earning assets related to the acquisition of Latah Bancorporation, internal growth, and a lower cost of funds. The net interest margin for the year-end 2003 increased to 6.47% from 6.18% one year ago. The increase is due to a decrease in the cost of funds, which was offset by a decrease in earning asset yields.

Noninterest income decreased slightly to $1.5 million for the fourth quarter of 2003, compared to $1.6 million for the same period last year. Noninterest income for the year ending December 31, 2003 increased to $6.2 million, compared to $5.4 million one year ago. The increase for the year is primarily attributed to the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah, along with increased service fees and mortgage banking activity.

Noninterest expense increased to $8.7 million in the fourth quarter of 2003 and $35.1 million for the year ending December 31, 2003 from $8.0 million and $27.6 million in the same period last year, respectively.

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AWBC – 2002 Earnings

January 29, 2004

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These increases are primarily due to the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah, in the third quarter of 2002 and increased incentive compensation.

“AWBC’s corporate efficiency ratio remained stable at 55.8% compared to 55.7% in 2002,” said Colley. “We continue to consolidate ‘back room’ operations to improve productivity and efficiency throughout our organization.”

Total nonperforming assets decreased to $19.9 million, or 1.95% of total assets in 2003, compared to $21.4 million, or 2.34% of total assets in 2002. The allowance for loan losses was $12.5 million – equal to 1.42% of total loans at December 31, 2003 compared to 1.32% at December 31, 2002.

Shareholder equity rose to $96.2 million at December 31, 2003 compared to $81.1 million at the end of 2002. In 2003, AWBC repurchased 61,960 shares for $1.1 million. For the year ended 2003, return on average assets was 1.47%. Return on average equity was 15.87% in 2003.

AmericanWest Bancorporation is a community bank holding company with 41 branch offices – 33 in Central and Eastern Washington and 8 in Northern Idaho.

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, future financial targets and earnings outlook of the Company. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PLSRA’s safe harbor provisions.

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AWBC – 2002 Earnings

January 29, 2004

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	Fourth Quarter Ended December 31,		Year Ended December 31,
FINANCIAL HIGHLIGHTS	2003	2002	2003	2002
	(unaudited) ($ in thousand except per share)
Interest Income	$18,714	$16,912	$71,248	$59,202
Interest Expense	$3,469	$4,162	$14,486	$15,110
Net Interest Income	$15,245	$12,750	$56,762	$44,092
Provision for Loan Losses	$2,741	$1,843	$6,324	$5,663
Noninterest Income	$1,486	$1,584	$6,176	$5,384
Noninterest Expense	$8,654	$8,022	$35,120	$27,560
Income Before Income Tax	$5,336	$4,469	$21,494	$16,253
Income Tax	$1,875	$1,559	$7,508	$5,354
Net Income	$3,461	$2,910	$13,986	$10,899
Basic Earnings Per Share*	$0.38	$0.33	$1.53	$1.25
Diluted Earnings Per Share*	$0.36	$0.31	$1.47	$1.21
Basic Weighted Average Shares Outstanding*	9,169	8,873	9,133	8,750
Diluted Weighted Average Shares Outstanding*	9,521	9,357	9,522	9,014

BALANCE SHEET	December 31, 2003	December 31, 2002
Total Assets	$1,021,779	$916,831
Net Loans	$863,718	$764,938
Securities	$40,726	$48,173
Deposits	$871,125	$766,335
Borrowings	$47,471	$63,696
Shareholders’ Equity	$96,198	$81,130
Book Value Per Share*	$10.45	$9.12
Tangible Book Value Per Share*	$8.83	$7.41

FINANCIAL RATIOS: (Annualized)	December 31, 2003	December 31, 2002
Return on Average Assets	1.47%	1.41%
Return on Average Equity	15.87%	15.08%
Efficiency Ratio	55.80%	55.70%
Operating Expense to Average Assets	3.70%	3.55%
Net Interest Margin to Average Earning Assets	6.47%	6.18%

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AWBC – 2002 Earnings

January 29, 2004

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ALLOWANCE FOR LOAN LOSSES:	December 31, 2003	December 31, 2002
	($ in thousands)
Balance Beginning of Period	$10,272	$6,624
Balances Acquired	$—	$878
Provision for Loan Losses	$6,324	$5,663
Net Charge Offs	$(4,143)	$(2,893)
Balance End of Period	$12,453	$10,272
Allowance for Loan Losses to Total Loans	1.42%	1.32%
Allowance for Loan Losses to Nonperforming Loans	99.40%	75.76%

NONPERFORMING ASSETS:	December 31, 2003	December 31, 2002
	($ in thousands)
Accruing Loans – 90 days past due	$43	$244
Nonaccrual Loans	$12,485	$13,315
Total Nonperforming Loans	$12,528	$13,559
Foreclosed Assets	$7,408	$7,873
Total Nonperforming Assets	$19,936	$21,432
Total Nonperforming Assets to Total Assets	1.95%	2.34%

*	All per share figures have been adjusted for a 10% stock dividend February 14, 2003.